EXHIBIT 10.3
CLIFFS NATURAL RESOURCES INC.
2015 EQUITY AND INCENTIVE COMPENSATION PLAN, AS AMENDED
PERFORMANCE SHARE AWARD MEMORANDUM

Employee:	PARTICIPANT NAME
Date of Grant:	GRANT DATE
Number of Shares Subject to Award:	XXXX
Performance Metric:	Relative Total Shareholder Return

Incentive Period:	XXXXX - XXXXX

Additional terms and conditions of your award are included in the Performance Share Award Agreement. As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this award within such time at www.netbenefits.fidelity.com, this award may be forfeited and immediately terminate.
Note: Section 3.1 of the Performance Share Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this award, you agree to be bound by these restrictions.

CLIFFS NATURAL RESOURCES INC.
2015 EQUITY AND INCENTIVE COMPENSATION PLAN, AS AMENDED
Performance Share Award Agreement
This Performance Share Award Agreement (this “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Performance Share Award Memorandum (the “Award Memorandum”) who is an employee of the Company or a Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs the Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to the Participant Performance Shares representing the opportunity to earn a number of the Company’s common shares, $0.125 par value per share (the “Shares”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan, as amended (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Section 2 of the Plan for a list of certain defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.
ARTICLE 1.
Definitions
All terms used herein with initial capital letters shall have the meanings assigned to them in the Plan and the following additional terms, when used herein with initial capital letters, shall have the following meanings:

1.1    "Incentive Period" shall be the time period as set forth in the Award Memorandum.
1.2    “Market Value Price” shall mean the latest available closing price of a Share of the Company or the latest available closing price per share of a common share of each of the entities in the Peer Group, as the case may be, on the New York Stock Exchange or other recognized market if the shares do not trade on the New York Stock Exchange at the relevant time.
1.3    “Peer Group” shall mean the group of companies, as more particularly set forth on attached Exhibit A, against which the Relative Total Shareholder Return of the Company is measured over the Incentive Period.
1.4    “Performance Objective(s)” shall mean, for the Incentive Period, the predetermined objectives of the Company with respect to the Relative Total Shareholder Return goal established by the Committee and reported to the Board for this award, as more particularly set forth on attached Exhibit B.
1.5    “Performance Shares Earned” shall mean the number of Shares of the Company (or cash equivalent) earned by a Participant, as determined under Section 2.3.
1.6    “Relative Total Shareholder Return” shall mean for the Incentive Period the Total Shareholder Return of the Company compared to the Total Shareholder Return of the Peer Group, as more particularly set forth on attached Exhibit C.
1.7     “Share Ownership Guidelines” shall mean the Cliffs Natural Resources Inc. Directors’ and Officers’ Share Ownership Guidelines, as amended from time to time, which encourage such Directors and Officers to hold a meaningful stake in the Company.
1.8     “Total Shareholder Return” or “TSR” shall mean, for the Incentive Period, the cumulative return to shareholders of the relevant entity during the Incentive Period, measured by the change in Market Value Price per share of a common share of the entity, plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period, determined on the last business day of the Incentive Period compared to a base measured by the average Market Value Price per share of a common share of the entity on the last business day of the year immediately preceding the Incentive Period. Dividends (or other distributions, excluding franking credits) per share are assumed to be reinvested in the applicable stock on the last business day of the quarter during which they are paid at the then Market Value Price per share, resulting in a fractionally higher number of shares owned at the market price.
ARTICLE 2.
Grant and Terms of Performance Shares
2.1    Grant of Performance Shares. Pursuant to the Plan, the Company has granted to the Participant an award covering the number of Performance Shares as specified in the Award Memorandum, with dividend equivalents (“Performance Shares”), effective as of the Date of Grant
2.2    Issuance of Performance Shares. The Performance Shares covered by this Agreement and these terms and conditions shall only result in the issuance of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), to the extent such Performance Shares have become Performance Shares Earned, as provided in Section 2.3, on the date the Performance Shares Earned are to be paid as specified in Section 2.5.
2.3    Performance Shares Earned.
(a)    Achievement of Company Performance Objective(s). Subject to Sections 2.3(b), and 2.3(c), the number of Performance Shares Earned, if any, shall be based upon the degree of achievement of the Company Performance Objective(s), all as more particularly set forth in Exhibit B, with actual Performance Shares Earned interpolated between the performance levels shown on Exhibit B, as determined and certified by the Committee as of the end of the Incentive Period. The percentage level of achievement determined for the Company Performance Objective(s) shall be multiplied by the number of Performance Shares to determine the actual number of Performance Shares Earned, rounded down to the nearest whole Performance Share. The calculation as to whether the Company has met or exceeded the Company Performance Objective(s) shall be determined and certified by the Committee in accordance with the award and these terms and conditions. Notwithstanding any provision to the contrary, in no event shall any Performance Shares become Performance Shares Earned with respect to achievement by the Company in excess of the allowable maximum as established under the Company Performance Objective(s), and except as provided in Sections 2.3(b) and 2.3(c), no Performance Shares will become Performance Shares Earned unless the Participant remains in the continuous employment of the Company or a Subsidiary during the entire Incentive Period.
(b)    Death, Disability or a Termination Without Cause. If the Participant experiences a termination of employment with the Company because of the Participant’s death or Disability (as defined herein) or a termination of employment by the Company without Cause (as defined herein) during the Incentive Period, the number of the Participant’s Performance Shares that become Performance Shares Earned will be determined after the end of the Incentive Period under Section 2.3(a) (without regard to the requirement that employment continue until the end of the Incentive Period), prorated based upon the number of full months the Participant was employed with the Company or a Subsidiary between January 1, 2017 and the date of the Participant’s termination of employment compared to the number of full months from January 1, 2017 to December 31, 2019, rounded down to the nearest whole Performance Share. For purposes of this Agreement, “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.
(c)    Change in Control. In the event a Change in Control occurs during the Incentive Period, the Participant’s Performance Shares will become Performance Shares Earned only to the extent provided in Section 2.4.
In the event the Participant otherwise terminates employment prior to becoming entitled to Performance Shares Earned or the Participant’s employment is terminated by the Company for Cause, the Participant shall forfeit all rights to any Performance Shares that were granted under this Agreement.

2.4    Change in Control Vesting.
(a)    If the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, upon the Change in Control, 100% of the Performance Shares shall become Performance Shares Earned, except to the extent that an award meeting the requirements of Section 2.5(e) (a “Replacement Award”) is provided to the Participant in accordance with Section 2.5(e) to replace, adjust, or continue the award of Performance Shares covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Performance Shares in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)    If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or a Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating the Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Incentive Period, 100% of the Replacement Award will become earned and nonforfeitable upon such termination.
(c)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Performance Shares that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Performance Shares Earned at the time of such Change in Control and will be paid as provided for in Section 2.5(b).
(d)    For purposes of this Agreement, the following terms have the following meanings:
(i)    A “Replacement Award” means an award (A) of the same type (e.g., performance shares) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 2.4(d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(ii)    A termination for “Cause” shall mean that, prior to termination of employment, the Participant shall have committed: (A) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate (or the Successor, if applicable); (B) intentional wrongful damage to property of the Company or any Affiliate (or the Successor, if applicable); (C) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate (or the Successor, if applicable); or (D) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate (or the Successor, if applicable). For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company or an Affiliate (or the Successor, if applicable).
(iii)    A termination “for Good Reason” shall mean the Participant’s termination of employment with the Successor as a result of the initial occurrence, without the Participant’s consent, of one or more of the following events:
(A)    a material diminution in the Participant’s annual base salary rate as in effect from time to time (“Base Pay”);
(B)    a material diminution in the Participant’s authority, duties or responsibilities;

(C)    a material change in the geographic location at which the Participant must perform services;
(D)    a reduction in the Participant’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor; and
(E)    any other action or inaction that constitutes a material breach by the Participant’s employer of the employment agreement, if any, under which the Participant provides services.
Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (I) the Participant has provided notice to his or her employer of the existence of one or more of the conditions listed in (A) through (E) above within 90 days after the initial occurrence of such condition or conditions; and (II) such condition or conditions have not been cured by the Participant’s employer within 30 days after receipt of such notice.
2.5    Payment of Performance Shares Earned.
(a)    Payment After the Incentive Period. Subject to Sections 2.5(b) and (c), the Performance Shares Earned shall be paid after the end of the Incentive Period and after the determination and certification by the Committee of the level of attainment of the Company Performance Objective(s), but in any event no later than 2-½ months after the end of the Incentive Period, to the extent not previously paid to the Participant.
(b)    Change in Control. Notwithstanding Section 2.5(a), to the extent there are any Performance Shares Earned as of a Change in Control, such Performance Shares Earned will be paid within 10 days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 2.5.
(c)    Payment Following a Change in Control. Notwithstanding Sections 2.2 and 2.5(a), if, during the two-year period following a Change in Control, the Participant experiences a qualifying termination of employment (as described in Section 2.4(b)), the Performance Shares Earned as of the date of such termination of employment shall be paid [in cash (pursuant to Section 2.5(d))] within 10 days of the termination of employment to the extent they have not been previously paid to the Participant; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to Section 2.5(a). Notwithstanding the foregoing to the contrary, to the extent payment is due within 10 days of the termination of employment, if the Participant on the date of termination of employment is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time) and the payment is subject to Section 409A of the Code, payment for the Performance Shares Earned will be made on the first day of the seventh month after the date of the Participant’s termination of employment or, if earlier, the date of the Participant’s death.
(d)    General. The Committee, in its sole discretion, may settle the Performance Shares Earned in cash or a combination of Shares and cash, in lieu of issuing only Shares. In the event that all or any portion of the Performance Shares Earned are paid in cash, the cash equivalent of one Performance Share Earned shall be equal to the Fair Market Value of one Share on the last trading day of the Incentive Period or, if earlier, the trading day immediately prior to the payment date. Notwithstanding the foregoing, no Performance Shares granted hereunder may be paid in cash in lieu of Shares to any Participant who is subject to the Share Ownership Guidelines unless and until such Participant is either in compliance with, or no longer subject to, such Share Ownership Guidelines; provided, however, that the Committee may withhold Shares to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 5.3. In addition, the Committee may restrict 50% of the Shares to be issued in satisfaction of the total Performance Shares Earned, before income tax withholding, so that they cannot be sold by the Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.

(e)    Payments After Death. Any payment of Performance Shares Earned to a deceased Participant shall be paid to the estate of the Participant, unless the Participant files a completed Designation of Death Beneficiary with the Company in accordance with its procedures.
(f)    Payment Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Performance Shares Earned to the Participant. The Performance Shares covered by this Agreement that have not yet been earned as Performance Shares Earned, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 2.5(e).
ARTICLE 3.
Other Terms and Conditions
3.1    Non-Compete and Confidentiality.
(a)    The Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)    Failure to comply with Section 3.1(a) above will cause the Participant to forfeit the right to Performance Shares and require the Participant to reimburse the Company for the taxable income received on Performance Shares that become payable to the Participant.
ARTICLE 4.
Acknowledgments
4.1    Acknowledgments. In accepting the award, the Participant acknowledges, understands and agrees to the following:
(a)    The Plan is established voluntarily by the Company, it is discretionary in     nature and it may be modified, amended, suspended or terminated by the     Company at any time, to the extent permitted by the Plan;

(b)
The grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;

(c)	All decisions with respect to future Performance Shares or other grants, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan is voluntary;

(e)
The Performance Share award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(f)	The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g)
No claim or entitlement to compensation or damages shall arise from forfeiture of any Performance Shares resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Performance Shares to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h)	Neither the Plan nor the Performance Shares shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

(i)
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Performance Shares;

(j)
The Performance Shares and the Shares subject to the Performance Shares, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(k)
The Company reserves the right to impose other requirements on participation in the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; and

(l)
The Performance Shares and any related benefit or compensation under this Agreement is subject to the Company's Clawback Policy (or any other applicable recoupment, recapture, clawback or recovery policy of the Company as adopted by the Board or the Committee and in effect from time to time), a copy of which is available upon request.

(m)
Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Performance Share Award, this Agreement and any related benefits or compensation under this Agreement are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded) (the “Compensation Recovery Policy”), and that applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

ARTICLE 5.
General Provisions
5.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided further, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.
5.2    Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that Performance Shares are paid in accordance with Section 2.5, the Participant will be entitled to dividend equivalents on Performance Shares Earned equal to the cash dividend or distribution that would have been paid on the Performance Shares Earned had the Performance Shares Earned been issued and outstanding Shares on the record date for the dividend or distribution. Such accrued dividend equivalents (a) will vest and become payable upon the same terms and at the same time of settlement as the Performance Shares to which they relate, and (b) will be denominated and payable solely in cash.

5.3    Withholding Taxes. The provisions of Article 18.3 of the Plan shall apply to the extent that the Company or Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan in connection with the Participant’s Performance Shares (or dividend equivalents, if any), including, without limitation, any tax liability associated with the grant or vesting of the Performance Shares or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company or Subsidiaries' actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares or pay cash shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Committee, the Participant may elect to satisfy the Tax Liability, in whole or in part, by having withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld. The Shares used for tax withholding will be valued at an amount equal to the market value of such Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Shares to be withheld pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the maximum amount of taxes that could be required to be withheld. If the Participant does not elect to have withholding obligations satisfied by Share withholding, the Participant agrees to pay the Company or Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or Subsidiary.
5.4    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.
5.5    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
5.6    Adjustments. Restricted Stock Units evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
5.7    These Terms and Conditions Subject to Plan. The Performance Shares covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
5.8    Transferability. Except as otherwise provided in the Plan, the Performance Shares are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Performance Shares shall be null and void.
5.9    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company or Subsidiary may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of or directorships in the Company that are held, details of all Performance Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant Performance Shares or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
5.10    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
5.11    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
5.12    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares by electronic means. By accepting this Award of Performance Shares, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
5.13    Headings. Headings are given to the articles or sections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
5.14    Governing Law. This Agreement is governed by, and construed in accordance with the internal substantive laws of the State of Ohio.
5.15    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h). If, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
[Acceptance Page Contained in Exhibit D]

EXHIBITS

Exhibit A        Peer Group
Exhibit B        Performance Objectives
Exhibit C        Relative Total Shareholder Return
Exhibit D        Electronic Acceptance

Exhibit A
PEER GROUP
(XXXX - XXXX)
The Peer Group will be the constituents as defined by the SPDR S&P Metals and Mining ETF Index on the last day of trading of the Incentive Period.
The value of the stock of a Peer Group company will be determined in accordance with the following:

1.	If the stock is listed on an exchange in the U.S. or Canada, then the value on such exchange will be used;

2.	Otherwise, if the stock is traded in the U.S. as an American Depositary Receipt (“ADR”), then the value of the ADR will be used; or

3.	Otherwise, the value on the exchange in the country where the company is headquartered will be used.

Exhibit B
PERFORMANCE OBJECTIVES
(XXXX - XXXX)
The Performance Objective of the Company is based on Relative Total Shareholder Return (share price plus reinvested dividends) over the three-year Incentive Period from XXXX to XXXX. Achievement of the Relative Total Shareholder Return objective shall be determined by the Total Shareholder Return of the Company relative to that of the Peer Group, interpolating where necessary. Achievement shall be determined against the scale set forth in the table below:

		Performance Level
Performance Factor	Below Threshold	Threshold	Target	Maximum
Relative TSR	less than 25th percentile	25th percentile	50th percentile	75th or greater percentile
Payout For Relative TSR	0%	50%	100%	200%

Exhibit C
RELATIVE TOTAL SHAREHOLDER RETURN
(XXXX - XXXX)
Relative Total Shareholder Return for the Incentive Period is calculated as follows:

1.
The Total Shareholder Return as defined in Section 1.8 of these terms and conditions for the Incentive Period for the Company shall be compared to the Total Shareholder Return for each of the entities within the Peer Group for the Incentive Period. The results shall be ranked to determine the Company’s Relative Total Shareholder Return percentile ranking compared to the Peer Group.

2.	The Company’s Relative Total Shareholder Return for the Incentive Period shall be compared to the Relative Total Shareholder Return performance target range established for the Incentive Period.

3.	The Relative Total Shareholder Return performance target range has been established for the XXXX - XXXX Incentive Period as follows:

Performance Level	XXXX - XXXX Relative Total Shareholder Return Percentile Ranking
Maximum	75th Percentile
Target	50th Percentile
Threshold	25th Percentile

Exhibit D
ELECTRONIC ACCEPTANCE
Acceptance by the Participant
By selecting the “Accept Grant” box on the website of the Company’s administrative agent, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

PARTICIPANT NAME	ACCEPTANCE DATE
Participant Name	Date
ELECTRONIC SIGNATURE
Participant Signature